EXHIBIT A

Senior Secured Note due January 31, 2011

This Note has not been registered under the Securities Act of 1933, as amended, and may not be sold or otherwise transferred in the absence of such registration or an exemption therefrom under such Act. Furthermore, this Note may be sold or otherwise transferred only in compliance with the conditions specified in the Securities Purchase Agreement (as hereinafter defined), a complete and correct copy of which is available for inspection at the principal office of the Company (as hereinafter defined) and will be furnished without charge to the holder of this Note upon written request.

$___________	Dated: ___________ __, ____

National Investment Managers Inc., a Florida corporation (hereinafter called the "Company"), for value received, hereby promises to pay to [_________________] (the "Holder") or its registered assigns, the entire principal amount of [_____________________] ($[_________]) or such lesser amount as then remains outstanding under the Note, prior to or on January 31, 2011 (the "Maturity Date"), and to pay interest on the unpaid principal amount hereof from the original date hereof until and including the payment in full of the unpaid principal amount hereof at a rate equal to 15% per annum payable in the manner and at the time provided in Section 3.5(a) of the Securities Purchase Agreement (as defined below). During the continuance of an Event of Default, the principal amount of this Note shall, until such Event of Default has been cured or remedied or such Event of Default has been waived by the Majority Holders of the Notes, bear interest at a rate equal to eighteen percent (18%) per annum, payable in the manner and at the time provided in Section 3.5(b) of the Securities Purchase Agreement (as defined below). All payments of principal and interest hereof shall be made in lawful money of the United States of America to the account of the Holder hereof upon presentation hereof at the principal office of the Holder at [_____________________], or at such other place as the Holder hereof shall have designated to the Company in writing.

This Note is one of the Notes of the Company aggregating $12,000,000 in original authorized principal amount issued pursuant to the Securities Purchase and Loan Agreement, dated as of November 30, 2007 (as amended from time to time, the "Securities Purchase Agreement"), among the Company, Woodside Capital Partners IV, LLC, Woodside Capital Partners IV QP, LLC, Lehman Brothers Commercial Bank, and Woodside Agency Services, LLC. This Note is, as further described in Section 3.6 of the Securities Purchase Agreement, secured by the Collateral. The Holder is entitled to enforce the provisions of the Securities Purchase Agreement and to enjoy the benefits thereof, and of the other Financing Agreements, and may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. Capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Securities Purchase Agreement.

The Company may, at any time after May 30 2009, prepay this Note at its election, in whole or in part, and the maturity hereof may be accelerated by the Majority Holders of the Notes outstanding following an Event of Default, all as provided in the Securities Purchase Agreement, to which reference is made for the terms and conditions of such provisions as to prepayment and acceleration; provided, that no prepayment of this Note may be made except upon compliance with the terms of Sections 3.1 and 3.2 of the Securities Purchase Agreement and payment of applicable prepayment charges provided for therein.

Any permitted transfer of this Note is registrable on the note register of the Company upon presentation at the principal office of the Company accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, or on behalf of, the holder hereof. This Note may also be exchanged at such office for one or more Notes in any authorized denominations, as requested by the Holder, of a like aggregate unpaid principal amount. The date, time and interest rate applicable to the borrowing evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be recorded by the Holder hereof in its internal records and, prior to any transfer of the Note, endorsed by the Holder on the schedule attached hereto or on any continuation thereof; provided, however, that the failure to make such a notation or any error in making such a notation shall not in any manner affect the obligation of the Company to make payments of principal and interest in accordance with the terms hereof.

Prior to due presentment for registration of transfer, the Company and any agent of the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment of principal and interest as herein provided and for all other purposes.

No delay or omission on the part of the Holder or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Holder or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any future occasion.

The Company and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

The Company agrees to pay, on demand, all out-of-pocket costs of collection of the principal or any interest on this Note, including, without limitation, court costs and attorneys’ fees.

This Note shall be deemed to take effect as a sealed instrument under the laws of the Commonwealth of Massachusetts and for all purposes shall be construed in accordance with such laws.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO REGISTRATION OF TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS SUCH TRANSFER IS MADE IN CONNECTION WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH ACT DOES NOT APPLY.

PAYMENT OF PRINCIPAL AND INTEREST ON THE NOTES AND OTHER AMOUNTS RELATING TO THE SECURITIES PURCHASE AGREEMENT HAS BEEN SUBORDINATED TO PRIOR PAYMENT OF THE SENIOR DEBT IN THE MANNER, AND TO THE EXTENT, SET FORTH IN THE INTERCREDITOR AGREEMENT.

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NATIONAL INVESTMENT MANAGERS INC.

By:
Name:
Title: